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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------




The Board of Directors
Provena Foods Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-23852) on Form S-8 of Provena Foods Inc. of our report dated February 1, 1999, relating to the balance sheets of Provena Foods Inc. as of December 31, 1998 and 1997, and the related statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Provena Foods Inc.



                                                           KPMG LLP



Orange County, California
March 10, 1999